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EXHIBIT A-1

E.ON AG

        Capitalization at December 31, 2004

	Dollars (Millions)	Percentage
Short-Term Debt	9,528	12%
Long-Term Debt (including current maturities)	17,955	23%
Minority interest	5,611	7%
Common Equity*	45,434	58%

Total	78,528	100%

*
Common equity includes common stock (i.e., amounts received equal to the par or stated value of the common stock), additional paid-in capital and retained earnings.

A-1

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EXHIBIT A-1 E.ON AG